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                                                                     EXHIBIT 4.2

                            VERSO TECHNOLOGIES, INC.
                           CERTIFICATE OF ADOPTION OF
                            RESOLUTIONS TO ESTABLISH
                            PREFERRED STOCK SERIES B


         The undersigned, duly elected and acting Executive Vice President, Chief Financial Officer and Secretary of Verso Technologies, Inc., a Minnesota corporation (the "Corporation"), in accordance with Section 302A.401 of the Minnesota Statutes, does hereby certify that attached hereto is a true and correct copy of certain resolutions adopted by the Board of Directors of the Corporation, which resolutions establish and designate the Corporation's Preferred Stock Series B and fix the relative rights and preferences thereof. The undersigned further certifies that such resolutions were adopted by the Corporation's Board of Directors as of June 1, 2001.

Dated:  July 25, 2001



                                                     /s/ Juliet M. Reising
                                                     --------------------------
                                                     Juliet M. Reising


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         RESOLVED, that in accordance with Section 302A.401 of the Minnesota
Statutes and Article III of the Corporation's Articles of Incorporation, the Board hereby designates and authorizes the issuance of an aggregate of 750,000 shares of Series B Preferred Stock, out of the shares of Preferred stock which the Corporation has the authority to issue.

         FURTHER RESOLVED, that the Series B Preferred Stock shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth in the Statement of Rights attached hereto as Exhibit A;

         FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized and directed to take all such further actions as they deem necessary or desirable in connection with the designation and authorization for issuance of the Series B Preferred Stock, including the filing of all required certificates and other documents with the Secretary of State of Minnesota.


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                               STATEMENT OF RIGHTS
                                       OF
                            PREFERRED STOCK SERIES B
                                       OF
                            VERSO TECHNOLOGIES, INC.

                            DATED AS OF JULY 25, 2001

(A)      Creation of Series B of Authorized Class of Preferred Stock.

         Verso Technologies, Inc. (the "Corporation") has 970,000 shares of undesignated Preferred Stock authorized in its Articles of Incorporation. As of the date of this Statement, there are no shares of the Corporation's authorized Preferred Stock issued or outstanding. The Corporation, pursuant to the resolutions of its Board of Directors dated of even date herewith, creates 750,000 shares of Series B of its authorized Preferred Stock with a designated par value of $20.00 per share (herein referred to as the "Series B Preferred Stock") and sets forth in this Statement the rights applicable to the Series B Preferred Stock.

(B)      Lack of Voting Privileges.

         Except as required by the Minnesota Business Corporation Act, the Series B Preferred Stock shall have no right to vote with respect to any matter submitted to a vote of the stockholders of the Corporation, shall have no right to otherwise designate or select any member of the Board of Directors of the Corporation, and shall have no right vote for any other purpose whatsoever.

(C)      Other Terms of the Series B Preferred Stock.

(1) Dividends. The holders of the shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation out of funds legally available therefor, cumulative cash dividends thereon at the rate per annum equal to (a) ten (10) percent of the par value per share thereof through December 31, 2001, and (b) fifteen (15) percent of the par value per share thereof after December 31, 2001 (the "Dividend Rate"), and such dividends shall be cumulative and accrue whether or not declared. Dividends payable on the Series B Preferred Stock for any period less than a full Dividend Period (as hereafter defined) shall be prorated on a daily basis and computed on the basis of a 360-day year consisting of twelve 30-day months. The Dividend Rate shall be subject to appropriate adjustment in the event of any stock split, reverse stock split, recapitalization, merger or other similar transaction. Such dividends shall be payable semi-annually in arrears on the basis of six consecutive calendar-month periods (each, a "Dividend Period"), on the last day (unless such day is not a business day, in which event on the next succeeding business day) of June and December (each of which months is hereinafter referred to as a "Payment Month") of each year commencing with the payment due June 30, 2001 with respect to the Dividend Period then-ending. Such dividends shall be payable to holders of record as they appear in the Series B Preferred Stock register as of the 15th day of that Dividend Period's Payment Month. Notwithstanding the foregoing


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provisions, the dividends with respect to any Dividend Period shall be paid only to the extent there are sufficient funds legally available therefor. To the extent there are insufficient funds legally available to pay all dividends then payable, such dividends shall be paid in part to the full extent of such legally available funds. Any dividend or portion thereof which is not paid as a result of insufficient funds therefor shall accrue and bear interest at the interest rate announced by Citibank, N.A. as its prime rate (which rate need not be the best rate available) on the original due date of each such dividend payment, but in no event in excess of the maximum allowable under applicable law (the "Interest"), and shall be paid in whole or in part on the Payment Date for dividends for the next Dividend Period for which there are legally available funds therefor after first taking into account the dividend that is regularly due and payable for such succeeding Dividend Period. Payments with respect to accrued dividends shall be applied first to accrued interest and then to principal. In the event that the Corporation, (i) when considered by itself, shall not have sufficient funds legally available on any particular payment date for the full payment of a dividend on the Series B Preferred Stock then due and owing, but, (ii) when considered on such payment date in combination with one or more of its direct, wholly-owned subsidiaries, shall have sufficient funds (in the aggregate) to pay such dividend, the Corporation shall pay, and it shall cause such subsidiary or subsidiaries to pay, such amounts which, when aggregated, shall be equal to the amount of the dividend then due and owing.

(2) Liquidation Preference. In the event of an involuntary or voluntary liquidation or dissolution of the Corporation (a) at any time on or prior to December 31, 2001, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount per share equal to the par value of the Series B Preferred Stock, plus a sum of money equal to all accumulated (i.e., unpaid) dividends thereon plus Interest on such dividends through the date of liquidation or dissolution, or (b) at any time after December 31, 2001, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount per share of the Series B Preferred Stock equal to $25.00, plus a sum of money equal to all accumulated (i.e., unpaid) dividends thereon plus Interest on such dividends through the date of liquidation or dissolution. In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation, payment shall be made to the holders of Series B Preferred Stock in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of the common stock or any other class of capital stock of the Corporation with respect to payment upon dissolution or liquidation of the Corporation. If, upon any liquidation or dissolution of the Corporation, the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series B Preferred Stock the full amounts to which they shall be entitled, the holders of such shares shall share pro rata in any such distribution.

(3)      Corporation's Rights and Obligations of Redemption.

                  (a) The Corporation has the right and option, exercisable at any time on or before December 31, 2001, to redeem all (but not less than all) of the outstanding Series B Preferred Stock for cash in the amount of the "Purchase Price per Share", as set forth in Section (C)(3)(b) below (the "Repurchase Option"), for each of such shares. The payment of the Purchase Price per Share by the Corporation and the delivery to the Corporation of the stock certificates evidencing the Series B Preferred Stock by the holders thereof shall be effectuated at a closing to be held at the Corporation's office (or at such other place mutually


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agreed upon by the Corporation and the holders of the Series B Preferred Stock)
on a business day that is not less than fifteen (15) calendar days nor more than thirty (30) calendar days after the Corporation gives written notice to the holders of the Series B Preferred Stock of its election to exercise the Repurchase Option. At such closing, the Corporation shall deliver the Purchase Price per Share for each of the shares to the holders of the Series B Preferred Stock in cash or by wire transfer of immediately available funds to such holders of the Series B Preferred Stock, and the holders of the Series B Preferred Stock shall deliver the share certificates evidencing their ownership of the Series B Preferred Stock duly endorsed for transfer to the Corporation, or accompanied by duly executed instruments of assignment of the Series B Preferred Stock separate from the certificates.

                  (b) The "Purchase Price per Share", shall be equal to the par value per share of the Series B Preferred Stock, plus a sum of money equal to all accumulated (i.e., unpaid) dividends thereon to the date of redemption, plus any Interest which shall have accrued thereon. If any Series B Preferred Stock to be redeemed shall not be so paid upon surrender thereof for redemption, Interest shall accrue on the full amount of the Purchase Price per Share remaining unpaid for each of such shares from the closing (which Interest shall be in lieu of Interest on the accumulated dividends only from and after the closing).

                  (c) On and after January 1, 2002, the Corporation, upon receipt of written notice from the holders of at least a majority of the shares of outstanding Series B Preferred Stock, shall be obligated to redeem, to the extent funds are legally available therefor, all (and not less than all) of the outstanding Series B Preferred Stock for cash in the amount of the Purchase Price per Share for each of such shares, plus an additional amount per share equal to twenty-five (25) percent of the par value per share of the Series B Preferred Stock (the "Premium"). Such mandatory redemption of the Series B Preferred Stock and payment of said Purchase Price per Share and Premium in connection therewith shall be effected in the manner provided in Section
(C)(3)(a) above for the redemption of the Series B Preferred Stock upon exercise by the Corporation of the Repurchase Option. If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock are insufficient to redeem the total number of outstanding shares of Series B Preferred Stock to be redeemed, the holders of such shares of Series B Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to respective amounts which would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter, when additional funds of the Corporation are legally available for the redemption of such shares of Series B Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are legally available, on the basis set forth above.

                  (d) Notwithstanding subsection (c) above, if the Series B Preferred Stock has not been fully redeemed on or before December 31, 2001, then Corporation shall not, without the prior consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock, authorize, issue, sell, or enter into any agreement providing for the issuance (contingent or


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otherwise), or permit any of its subsidiaries to authorize, issue, sell, or enter into any agreement providing for the issuance (contingent or otherwise) of, any equity securities or debt securities with equity features that rank senior to the Series B Preferred Stock with respect to dividends, voting rights or amounts payable upon liquidation, dissolution or winding up of the Corporation (a "Senior Security") or any securities exercisable or convertible into a Senior Security.

(4)      Conversion.

                  (a) Subject to the terms of this Section (C)(4), the holder or holders of the Series B Preferred Stock may convert, at any time or from time to time after such holder or holders receive a notice from the Corporation pursuant to Section (C)(7) below, each share of Series B Preferred Stock into 13.6 shares of the Corporation's common stock (the "Conversion Ratio"). The conversion of the Series B Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the shares of Series B Preferred Stock to be converted, together with properly executed conversion instructions or powers, have been surrendered for conversion at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder or holders of such shares of Series B Preferred Stock will cease and the holder or holders whose name or names any certificate or certificates for shares of the Corporation's common stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of the Corporation's common stock represented thereby. As soon as possible after a conversion has been effected (but in any event within thirty (30) calendar days, the Corporation will deliver to the converting holder: (i) a certificate or certificates representing the number of shares of the Corporation's common stock issuable by reason of such conversion in such name or names and in such denomination or denominations as the converting holder has specified; (ii) a certificate representing any shares of Series B Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted; and (iii) with respect to the shares of Series B Preferred Stock, cash or a certificate or certificates representing shares of the Corporation's common stock in payment of accrued but unpaid dividends as provided in Section (C)(4)(b) hereof. The issuance of certificates for shares of the Corporation's common stock upon conversion of the Series B Preferred Stock will be made without charge to the holder or holders of the Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of the common stock. Upon conversion of each share of Series B Preferred Stock, the Corporation will take all such actions as are necessary in order to insure that the common stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

                  (b) All accrued but unpaid dividends on the shares of Series B Preferred Stock to be converted shall be payable upon conversion of such shares in cash or, at the option of the Corporation, in shares of the Corporation's common stock valued at the closing price of the common stock as quoted on The National Association of Securities Dealers Automated Quotation System on the date of such conversion or, if the Corporation's common stock is not then listed or reported thereon, as determined by the Board of Directors of the Corporation in good faith.

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                  (c)      In the event the Corporation at any time or from time
to time after the original issuance by the Corporation of the Series B Preferred Stock effects a subdivision or combination of its outstanding common stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Series B Preferred Stock, then and in each such event the Conversion Ratio set forth in Section (C)(4) (a) hereof shall be increased or decreased proportionately.

                  (d) Notwithstanding the terms of this Section (C)(4), no share of Series B Preferred Stock shall be convertible hereunder if the issuance of the Corporation's common stock upon the conversion of such share of Series B Preferred Stock, together with all previous issuances of the Corporation's common stock upon prior conversions of the Series B Preferred Stock and all issuances (or obligations to issue) made on or after May 4, 2001 of shares of its common stock or any shares or other securities convertible into or exchangeable for shares of its common stock in connection with, or the proceeds from which are intended to fund any portion of the purchase price for, the acquisition of the stock or assets of Telemate.net Software, Inc., would result in the Corporation issuing (or obligating itself to issue) more than 10,200,226 shares of the Corporation's common stock.

                  (e) In case of any consolidation or merger of the Corporation with any other entity, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of the Corporation's common stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that the holder or holders of the Series B Preferred Stock then outstanding shall have the right thereafter to convert the Series B Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of the Corporation's common stock into which the Series B Preferred Stock might have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange; provided, however, that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of the Corporation's common stock, and if the holder or holders of the Series B Preferred Stock so designate in a notice given to the Corporation on or before the date immediately preceding the date of the consummation of such transaction, the holder or holders of the Series B Preferred Stock shall be entitled to receive the highest amount of securities, cash or other property to which such holder or holders would actually have been entitled as a holder of the Corporation's common stock if the holder or holders of the Series B Preferred Stock had converted the Series B Preferred Stock into common stock prior to the expiration of such purchase, tender or exchange offer and accepted such offer, subject to adjustments (from and after the consummation of such purchase, tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section (C)(4). If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of the Corporation's common stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to the holder or holders of the Series B Preferred Stock the right to elect to receive the securities, cash or other assets into which the Series B Preferred Stock held by such holder or holders shall be convertible after completion of any such transaction on the same terms and subject to the same


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conditions applicable to holders of the common stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this Section (C)(4)(e) have been fulfilled. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                  (f) If any fractional interest in a share of the Corporation's common stock would, except for the provisions of this Section
(C)(4)(f), be deliverable upon any conversion of shares of Series B Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, will pay an amount in cash to the holder thereof equal to the value of such fractional share of the common stock as of the date of conversion as determined pursuant to Section (C)(4)(b) hereof.

(5) Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Series B Preferred Stock. Upon the surrender of any certificate representing shares of Series B Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series B Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series B Preferred Stock as was represented by the surrendered certificate and will be substantially identical in form to the surrendered certificate, and, with respect to the Series B Preferred Stock, dividends may be declared on the shares represented by such new certificate from the date to which dividends have been fully paid on such shares of Series B Preferred Stock represented by the surrendered certificate.

(6) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation or, in the case of any mutilation, upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series B Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate, and, with respect to the Series B Preferred Stock, dividends may be declared on the shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

(7) Notice of Non-Cash Dividends, Certain Record Dates, Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:

                  (a) the Corporation shall take a record of the holders of its common stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash or for the purpose of entitling them to vote at any meeting of shareholders; or

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                  (b)      the Corporation shall take a record of the holders of
its common stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

                  (c) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of common stock), consolidation or merger of the Corporation with or into another corporation or conveyance of all or substantially all of the assets of the Corporation to another corporation (in each case, other than to a Subsidiary of the Corporation); or

                  (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any such case, the Corporation shall cause to be mailed to the holders of the Series B Preferred Stock at the address maintained in the register of holders of Series B Preferred Stock by the Corporation or its transfer agent, at least ten days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of the common stock of record shall be entitled to exchange their shares of common stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(8) Board Representation. If, as of January 1, 2002, any shares of Series B Preferred Stock remain issued, outstanding and unredeemed in accordance herewith or otherwise, then the holders of the then-outstanding Series B Preferred Stock shall have the right to nominate two (2) persons designated by a majority vote of such shares for election to the Board of Directors, and the Corporation shall use its reasonable best efforts to cause such nominees to be elected to serve on the Corporation's Board of Directors until the earlier to occur of (a) the date that all of the Series B Preferred Stock is redeemed pursuant to Section (C)(3) hereof, and (b) January 1, 2005.

(9) Amendment and Waiver. No amendment, modification or waiver of the designations of the Series B Preferred Stock set forth in this Statement which would change (a) the rate at which or the manner in which dividends on the shares of the Series B Preferred Stock are declared or the times at which such dividends become payable, (b) the liquidation preference with respect to the shares of Series B Preferred Stock or the participation by the holders of shares of Series B Preferred Stock in payments or distributions of any assets or surplus funds of the Corporation upon the liquidation, dissolution or winding up of the Corporation, (c) the amount payable on redemption of the shares of Series B Preferred Stock or the times at which redemption of shares of Series B Preferred Stock is to occur, or (d) the percentage required to approve any change described in this Section (C)(9), will be binding or effective without the affirmative vote of the holders of at least 75% of the shares of Series B Preferred Stock then outstanding.

                                    * * * * *